Exhibit 5.1

+1 212 230 8800 (t)

+1 212 230 8888 (f)

wilmerhale.com

May 1, 2026

Hemab Therapeutics Holdings, Inc.

101 Main Street, Suite 1220

Cambridge, MA 02142

Re:	Warrant Agreements

2026 Equity Incentive Plan

2026 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 8,970,742 shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”), of Hemab Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), consisting of (i) an aggregate of 4,362,116 shares of Common Stock issuable upon the exercise of warrants to acquire Common Stock that were outstanding immediately prior to the effectiveness of the Company’s Registration Statement on Form S-1 (File No. 333-294989) (the “Warrants”), (ii) an aggregate of 4,180,000 shares of Common Stock issuable under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”) and (iii) an aggregate of 418,000 shares of Common Stock issuable under the Company’s 2026 Employee Stock Purchase Plan (the “2026 ESPP” and, together with the “2026 Plan”, the “Plans”).

We have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended and/or restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the form of Warrants, the Plans and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Warrants or the Plans, as applicable, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

May 1, 2026 Page 2

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Warrants or the Plans, as applicable, including the payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING HALE AND DORR LLP